EXHIBIT 10.2

DIRECTOR NON-COMPETITION AGREEMENT

This DIRECTOR NON-COMPETITION AGREEMENT, dated as of April 20, 2016 (“Non-Competition Agreement”), is made by and among Glacier Bancorp, Inc. (“GBCI”), Glacier Bank, a wholly owned subsidiary of GBCI (“Glacier Bank”), Treasure State Bank (“TSB”), and the undersigned, each of whom is a director of the Bank and/or TSB (each, a “Director”).

RECITALS

A.	TSB, GBCI, and Glacier Bank have entered into an Agreement and Plan of Merger dated on or about April 20, 2016 (the “Merger Agreement”), pursuant to which TSB will merge with and into Glacier Bank (the “Merger”) and the Bank’s branch will operate under the name and as part of a division of Glacier Bank known as First Security Bank (the “Division”).

B.	The parties to this Non-Competition Agreement believe that the future success and profitability of GBCI and the Division, following the Merger, require that the Directors not be affiliated in any substantial way with a Competing Business (as defined herein) for a reasonable period of time after closing of the Merger.

C.	This Non-Competition Agreement takes effect on the effective date of the proposed Merger (the “Effective Date”).

AGREEMENT

In consideration of the parties’ performance under the Merger Agreement, the undersigned each agree as follows:

1.	Definitions. Capitalized terms not defined in this Non-Competition Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Non-Competition Agreement:

a.	Competing Business. “Competing Business” means any FDIC insured financial institution, credit union, or trust company (including, without limitation, any start-up providing competitive financial services or other financial institution or trust company in formation) or holding company therefore that competes or will compete within the Covered Area with GBCI or any of its subsidiaries, divisions, or affiliates.

b.	Covered Area. “Covered Area” means Missoula County, Ravalli County and Lake County in the state of Montana.

c.	Term. “Term” means the period of time beginning on the Effective Date and ending two (2) years after the Effective Date.

2.	Participation in Competing Business. Except as provided in Section 5 or 6, during the Term, no Director may become involved with or serve, directly or indirectly, a Competing Business in any manner, including without limitation, (a) as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, or representative, or (b) during the organization and pre-opening phases in the formation of a Competing Business.

3.	No Solicitation. During the Term, no Director may, directly or indirectly, solicit or attempt to solicit (a) any employees or independent contractors of GBCI’s subsidiaries, divisions or affiliates to participate, as an employee or otherwise, in any manner in a Competing Business, or (b) any customers of GBCI’s subsidiaries, divisions or affiliates to transfer any part of their business to a Competing Business. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, oral communications, meetings, letters or other direct mailings, electronic communications of any kind, and internet or social media communications.

4.	Confidential Information. During and after the Term, each Director will not disclose any confidential information of TSB, GBCI or GBCI’s subsidiaries, divisions or affiliates obtained by such Director and shall abide by all confidentiality provisions as set forth in the Merger Agreement.

5.	Outside Covered Area. Nothing in this Non-Competition Agreement prevents a Director from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, representative, or otherwise, a financial institution that has no operations in the Covered Area.

6.	Passive Interest. Notwithstanding anything to the contrary contained herein, nothing in this Non-Competition Agreement will prevent a Director from owning 2% or less of any class of security of a Competing Business.

7.	Remedies. Any breach of this Non-Competition Agreement by a Director will entitle GBCI, Glacier Bank, and the Division, together with their successors and assigns, to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies they may be entitled to, it being agreed that money damages alone would be inadequate to compensate the non-breaching party for such breach. The rights and remedies of the parties to this Non-Competition Agreement are cumulative and not alternative.

8.	Governing Law; Venue; Jurisdiction. This Voting Agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the laws of the State of Montana. Venue of any legal action or proceeding between the parties related to this Voting Agreement shall be in Flathead County, Montana, and the parties consent to the personal jurisdiction of the courts of the State of Montana and the federal courts located in Montana. Each of the parties hereto agrees not to claim that Flathead County, Montana, is an inconvenient place for trial.

9.	Reformation. If any court determines that the restrictions set forth in this Non-Competition Agreement are unenforceable, then the parties request such court to reform those provisions to the maximum restrictions, term, scope or geographic area that such court finds enforceable.

10.	Severability. Whenever possible, each provision or portion of any provision of this Non-Competition Agreement, including Sections 2 and 3, will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Non-Competition Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Non-Competition Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.	Individual Obligations. The obligations of each of the signatories to this Non-Competition Agreement are independent of one another and are not intended to be joint obligations of the undersigned. This Non-Compete Agreement is intended to be enforceable by GBCI or Glacier Bank against each Director individually.

12.	Counterparts. The parties may execute this Non-Competition Agreement in one or more counterparts, including facsimile counterparts. All the counterparts will be construed together and will constitute one Agreement.

[Signatures appear on following page.]

This Director Non-Competition Agreement is executed as of April 20, 2016.

GLACIER BANCORP, INC.	TREASURE STATE BANK

By	By
Michael J. Blodnick President and Chief Executive Officer	James A. Salisbury Chairman and CEO

GLACIER BANK

By
Michael J. Blodnick Chief Executive Officer

DIRECTORS:

James A. Salisbury, Chairman	J. Richard Orizotti

Mark Burnham, Vice Chairman	Ronald Premuroso, Ph.D.

Fred G. Carl, III	Ray Round

Stan Jenne, Ph.D.

[Signature Page to Non-Competition Agreement]